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[TRANSLATION FROM HEBREW]

EXHIBIT 4.(a).31

                                  [State Seal]

             GENERAL LICENSE FOR PARTNER COMMUNICATIONS COMPANY LTD. FOR THE PROVISION OF MOBILE RADIO PHONE SERVICES BY THE
                              CELLULAR METHOD (MRP)

                                AMENDMENT NO. 16

By virtue of my power under section 4(e) of the Communications Law (Telecommunications and Broadcasting), 5742-1982(1), and after hearing claims by Partner Communications Company Ltd. (hereinafter-"Partner") I hereby amend the general licence for the provision of mobile radio phone services by the cellular method (MRP) granted to Partner as follows:

REPLACEMENT OF ARTICLE 75.9

     1.   Article 75.9 shall be replaced by:

          "75.9   (a)   The licensee may collect from a subscriber that
                        initiates a call using the 1-800 access code to a network of another licensee, a rate that is less than the rate charged to the subscriber for calls made not using the above-mentioned access code, as long as it does not exceed the amount agreed upon between the licensee and the other licensee and in the absence of such agreement, shall not exceed the amount set by the Minister(2).

                  (b) The above-mentioned in sub-section (a) shall not apply to calls to 1-800 numbers in the special numbering plan, that have been allocated for the use of the international operators for the purpose of providing international telecommunications message services, as defined in the license of the international operator"(a).

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(1) Sefer Hachukim; 5752 p.218; 5761 p.530

(2) On 26.11.02 the Minister ruled the following: for a call that originates in an MRT operator's network to a subscriber of the "Bezek" company with 1-800 service, "Bezek" will remit to the MRT operator the sum of 22 agorot per minute (not including V.A.T.); "Bezek" may collect the above sum from the 1-800 subscriber; In addition, the MRT operator will collect from it's subscriber who initiates the call a sum that does not exceed 22 agorot per minute (not including V.A.T.).

(a) Simultaneous bi-directional transmission of speech as well as simultaneous transmission of facsimile messages, in an international telecommunications system.

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EFFECT

     2.   Article 75.9 shall take effect as of December 15, 2002.

                                    (signed)

November 26, 2002                   Reuven (Ruby) Rivlin
                                    Minister of Communications